Exhibit 23(a)


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our report dated December 16, 1996 (except for Note 6 as to which the date is December 19, 1996; Note 4, regarding the acquisition of Programming Alternatives of Minnesota, Inc., as to which the date is January 7, 1997; and the last paragraph of Note 16, as to which the date is May 2, 1997) accompanying the consolidated financial statements and schedules of RCM Technologies, Inc. and Subsidiaries appearing in the Annual Report on Form 10-K for the year ended October 31, 1996, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts."




GRANT THORNTON LLP

Philadelphia, Pennsylvania
October 8, 1997